MOONLAKE IMMUNOTHERAPEUTICS
2022 EQUITY INCENTIVE PLAN

GRANT NOTICE FOR
RESTRICTED STOCK AWARD

FOR GOOD AND VALUABLE CONSIDERATION, MoonLake Immunotherapeutics (the “Company”), hereby grants to the Participant named below the number of shares of Restricted Stock specified below (the “Award”) upon the terms and subject to the conditions set forth in this Grant Notice, the MoonLake Immunotherapeutics 2022 Equity Incentive Plan (as amended from time to time, the “Plan”) and the Standard Terms and Conditions (the “Standard Terms and Conditions”) promulgated under such Plan and attached hereto as Exhibit A. This Award is granted pursuant to the Plan and is subject to and qualified in its entirety by the Standard Terms and Conditions. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Name of Participant:
Grant Date:
Number of Shares of Restricted Stock subject to Award:
Vesting Schedule:	Subject to the Plan and the Standard Terms and Conditions, the Award shall vest in accordance with the following schedule, so long as the Participant remains continuously employed by the Company or its Subsidiaries from the Grant Date through such vesting date: on each anniversary of the Grant Date, 25% of the shares of Restricted Stock shall vest such that the shares of Restricted Stock shall be fully vested on the fourth anniversary of the Grant Date.
If, after the Grant Date, Participant ceases to provide services to the Company due to sickness, accident, parental leave or any other voluntary or involuntary leave of absence, vesting of unvested shares of Restricted Stock shall be put on hold 90 calendar days after the beginning of such a leave of absence. The vesting shall continue when the Participant resumes his/her services to the Company.
If a Participant reduces his/her workload by more than 30% compared to the workload on the Grant Date, the Vesting Schedule for unvested shares of Restricted Stock shall be extended proportionately.
So long as Participant remains continuously employed by the Company or its Subsidiaries on the date of a Change in Control, all unvested shares of Restricted Stock shall vest on the date of such Change in Control.
By accepting this Grant Notice, Participant acknowledges that Participant has received and read, and agrees that this Award shall be subject to, the terms of this Grant Notice, the Plan, and the Standard Terms and Conditions.

MOONLAKE IMMUNOTHERAPEUTICS

By:
Name: Jorge Santos da Silva
Title: Chief Executive Officer

By:
Name: Matthias Bodenstedt
Title: Chief Financial Officer

PARTICIPANT

EXHIBIT A

MOONLAKE IMMUNOTHERAPEUTICS
2022 EQUITY INCENTIVE PLAN

STANDARD TERMS AND CONDITIONS FOR
RESTRICTED STOCK AWARD

These Standard Terms and Conditions apply to the Award of Restricted Stock granted pursuant to the MoonLake Immunotherapeutics 2022 Equity Incentive Plan (the “Plan”), which are evidenced by a Grant Notice (as defined below) or an action of the Committee that specifically refers to these Standard Terms and Conditions. In addition to these Standard Terms and Conditions, the Restricted Stock shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

1.TERMS OF RESTRICTED STOCK

MoonLake Immunotherapeutics (the “Company”) has granted to the Participant named in the Grant Notice provided to said Participant herewith (the “Grant Notice”) an award of the number of shares of Restricted Stock (the “Award”) specified in the Grant Notice. The Award is subject to the conditions set forth in the Grant Notice, these Standard Terms and Conditions, and the Plan. For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company shall include a reference to any Subsidiary.

2.     VESTING OF RESTRICTED STOCK

(a)     The Award shall not be vested as of the Grant Date set forth in the Grant Notice. After the Grant Date, subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan, the Award shall become vested as described in the Grant Notice with respect to that number of shares of Restricted Stock as set forth in the Grant Notice; provided, that the Participant remains employed with the Company through the applicable vesting date and does not experience a Termination of Employment prior to any such date. The vesting period of an Award may be adjusted by the Committee to reflect the decreased level of employment during any period in which the Participant is on an approved leave of absence or is employed on a less than full time basis. Shares of Restricted Stock that have vested and are no longer subject to forfeiture are referred to herein as “Vested Shares.” Shares of Restricted Stock awarded hereunder that are not vested and remain subject to forfeiture are referred to herein as “Unvested Shares.”

(b)    If the Participant’s Termination of Employment is by the Company for Cause, the entire Award, whether or not then vested, shall be immediately forfeited and canceled as of the Termination Date.

(c)    If the Participant experiences a Termination of Employment for any reason, any then Unvested Shares (after taking into account any accelerated vesting under the Grant Notice, this Section 2, Section 16 of the Plan or any other agreement between the Participant and the Company) shall be forfeited and canceled as of the Termination Date.

(d)    As used in this Section 2:

(i)    “Cause” means, in addition to any reasons set out in the Plan, a reason which justified or would have justified the Termination of Employment for cause (“aus wichtigem Grund”) within the meaning of article 337 of the Swiss Code of Obligations or article 337 of the Swiss Code of Obligations by analogy, or such foreign law as may be applicable for determining termination for cause, provided that any reason qualifying as “cause” within article 337 of the Swiss Code of Obligations shall constitute “cause” also for the purposes of any foreign applicable law;

(ii)    “Termination Date” means the date of the Participant’s Termination of Employment.

3.     RIGHTS AS STOCKHOLDER

From and after the Grant Date, the Participant shall have all of the ownership, voting rights, dividend rights and all other rights of a stockholder of the Company with respect to the Restricted Stock, except that such rights as to (i) Unvested Shares shall terminate upon the forfeiture of such Unvested Shares as and to the extent specifically provided in Section 2(c) above and (ii) Vested Shares shall terminate upon the forfeiture of such Vested Shares as and to the extent specifically provided in Section 2(b) above.

4. Restrictions on Resales of Shares

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Vested Shares, including (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

5. Income Taxes

To the extent required by applicable federal, state, local or foreign law, the Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of the grant or vesting of the Restricted Stock. The Participant may pay the withholding tax obligations to the Company by cash or check in connection with the grant or vesting of the Restricted Stock (including through an irrevocable commitment by a broker to pay over such amount from a sale of Vested Shares). The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by applicable federal, state, local or foreign law, at up to the maximum required statutory rate, in connection with the grant or vesting of the Restricted Shares from any amounts payable by it to the Participant (including future cash wages). If the Participant determines to make an election under Section 83(b) of the Code with respect to the shares of Restricted Stock, the Participant shall pay the withholding obligations in connection therewith to the Company by cash or check unless the Company permits an alternative method of satisfying such obligation that the Participant elects.

6. SECTION 83(b) ELECTION.

(a)    To the extent the Participant is subject to taxation in the United States, the Participant acknowledges that the Participant has been informed that, with respect to the Award, the Participant may file an election with the Internal Revenue Service, within 30 days of the Grant Date, electing pursuant to Section 83(b) of the Code to be taxed currently on the fair market value of the Common Shares subject to the Award on the Grant Date, and the Participant agrees that, if the Participant does so, the Participant shall timely notify the Company of such election and send the Company a copy thereof. the participant ACKNOWLEDGEs THAT IF the participant CHOOSEs TO FILE AN ELECTION UNDER SECTION 83(b) OF THE CODE, IT IS the participant’s OWN RESPONSIBILITY, AND NOT THE COMPANY’S RESPONSIBILITY, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF the participant REQUESTs THE COMPANY TO MAKE THE FILING ON the participant’s BEHALF.

(b)    BY ACCEPTING THIS AWARD, the participant REPRESENTs THAT the participant HAs REVIEWED WITH the participant’s OWN TAX ADVISORS THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THIS AWARD AND THAT the participant is RELYING SOLELY ON SUCH ADVISORS AND NOT ON ANY STATEMENTS OR REPRESENTATIONS OF THE COMPANY OR ANY OF ITS AGENTS. the participant UNDERSTANDs AND AGREE THAT the participant (AND NOT THE COMPANY) SHALL BE RESPONSIBLE FOR ANY TAX LIABILITY THAT MAY ARISE AS A RESULT OF THE TRANSACTIONS CONTEMPLATED BY THIS AWARD.

7. NonTransferability of AWARD

Except as permitted by the Committee or as permitted under the Plan, the Participant may not assign or transfer the Unvested Shares to anyone other than by will or the laws of descent and distribution. The Company may cancel the Award if the Participant attempts to assign or transfer it in a manner inconsistent with this Section 6.

8. Registration and delivery of the Shares of restricted stock

(a)    As soon as practicable after the Grant of the Award, the Company shall document Participant’s interest in the shares of Restricted Stock subject to the Award by registering the shares of Restricted Stock with the Company’s transfer agent (or another custodian selected by the Company) in book entry form in the Participant’s name with the applicable restrictions and forfeitability of the Common Shares subject to the Award noted in the book entry system.

(b)    As soon as practicable after the Unvested Shares represented by such book entries have become Vested Shares and any and all related tax withholding obligations pursuant to Section 5 have been satisfied, the applicable notations will be removed and the book entry will be transferred to an account designated for the Participant.

9. Other Agreements Superseded

The Grant Notice, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Participant and the Company regarding the Award. Any prior agreements, commitments or negotiations concerning the Award are superseded.

10. Limitation of Interest in Shares Subject to AWARD

Nothing in the Plan, in the Grant Notice, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.

11. No Liability of Company

The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to the Participant or any other person as to: (a) the nonissuance or sale of Common Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (b) any tax consequence expected, but not realized, by the Participant or other person due to the receipt or vesting of any shares of Restricted Stock granted hereunder.

12. General

(a)    In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(b)    The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect. Where appropriate, words in the plural shall include the singular and the singular shall include the plural. The use herein of the word

“including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan or these Standard Terms and Conditions.

(c)    These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(d)    These Standard Terms and Conditions, the Plan, and the Grant Notice shall be construed in accordance with and governed by the laws of the Cayman Islands, without regard to principles of conflicts of law.

(e)    In the event of any conflict between the Grant Notice, these Standard Terms and Conditions and the Plan, the Grant Notice and these Standard Terms and Conditions shall control. In the event of any conflict between the Grant Notice and these Standard Terms and Conditions, the Grant Notice shall control.

(f)    All questions arising under the Plan or under these Standard Terms and Conditions shall be decided by the Committee in its total and absolute discretion.

13. CLAWBACK

The Award will be subject to recoupment in accordance with any clawback policy adopted by the Company. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company. By accepting the Award, the Participant is agreeing to be bound by any such clawback policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion.

14. Electronic Delivery

By executing the Grant Notice, the Participant hereby consents to the delivery of information (including information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, and the Award via Company web site or other electronic delivery.